EXHIBIT 99.1

Ceridian Posts Strong Fourth Quarter 2004 Operating Results

Company Issues Guidance for 2005

Company to Restate 2000-2004 Primarily for Lease Accounting

Fourth Quarter 2004 Highlights:

•                  Human Resource Solutions posts tenth consecutive quarter of top-line growth, with revenue of $269.3 million, up 11 percent over prior year.  HRS revenue was less than our December 2004 guidance due to a previously announced change in accounting for derivatives and an increase in reserve for sales adjustments.

•                  Comdata revenue of $92.0 million again exceeds expectations on a strong across-the-board performance.

•                  Diluted EPS was $.07, which was less than our December 2004 guidance principally due to previously announced pre-tax charges and adjustments including the sale of SourceWeb, accelerated trademark amortization expense, and a change in accounting for derivative instruments, which were offset by favorable income tax adjustments.

•                  Cash flow from operations was $100.1 million, bringing total for the year to $252.9 million.  Capital expenditures of $19.8 million were within expected range.  Full year capital expenditures were $66.2 million.

•                  Cash balance reaches record level of $220.7 million.  Debt balance reduced to $100.8 million.

Guidance for 2005:

•                  Human Resource Solutions expects revenue growth to accelerate in 2005 to between $1,060 million and $1,085 million on strong installations, superior customer retention, higher interest rates and an improving economy.

•                  Comdata expects revenue growth to a range of $380 million and $395 million in 2005, as new services continue to gain traction and favorable business environment persists.

•                  2005 diluted EPS expected to increase to between $.68 and $.75, including a first quarter charge of approximately $.02 per diluted share for severance costs, and a previously announced first quarter loss on interest rate derivatives of $.01 per diluted share, but before the impact of adopting new accounting rules for the expensing of stock options.

•                  Cash flow from operations is expected to remain strong.

•                  Company expects to resume stock repurchase program following release of first quarter 2005 results.

Restatement:

•                  Company to restate fiscal years 2000 — 2003 resulting in additional cumulative after tax expense of approximately $5 million related primarily to leases and international acquisition accounting.

MINNEAPOLIS, April 12, 2005 — Ceridian Corporation (NYSE: CEN) today reported fourth quarter and full year 2004 earnings.

Fourth quarter 2004 net earnings were $11.0 million, or $.07 per diluted share, on revenue of $361.3 million.  For 2004, net earnings were $36.9 million, or $.24 per diluted share, on revenue of $1,320.4 million.

“The fourth quarter 2004 operating results were strong,” said Ronald L. Turner, chairman, president and chief executive officer of Ceridian.  “Results in the Human Resource Solutions (HRS) business were encouraging.  Revenue growth in HRS was 11 percent for the quarter, as the business notched its tenth consecutive quarter of top line growth.  Operationally, the business performed well.  Customer retention was again at an all time high at over 90 percent.  Fourth quarter installations were solid, and our backlog of orders to be installed remains strong.  Float balances were up over 15 percent in the fourth quarter, bringing the average balance for the year up to $2.4 billion.  Orders for the full year 2004 were down approximately 1 percent.”

 “Comdata’s performance was strong, again exceeding expectations with revenue growth for the quarter and full year that was solidly in double digits,” Turner continued.  Comdata capitalized on increasing demand for its gift cards, strength in its core transportation market, customer adoption of the BusinessLink product, and strong signings in the gasoline fleet market to deliver superior growth.  The outlook for Comdata remains favorable for 2005.”

“Cash flow for 2004 exceeded our expectations,” said Turner.  “Cash flow from operations was $252.9 million, and capital expenditures were $66.2 million.  This resulted in a record year-end cash balance of $220.7 million, and allowed us to reduce our total debt to $100.8 million.  The completion of the accounting restatements and the release of our first quarter results will allow us to use some of our liquidity to resume the stock repurchase program that was interrupted in July of last year.”  The Company has over six million shares remaining under its share repurchase program.

Douglas C. Neve, executive vice president and chief financial officer, said, “The results for the fourth quarter contain the following pre-tax adjustments, corrections and one-time charges that occurred since we last gave guidance in December 2004:

•                  A previously announced charge of $28.5 million related to the sale of SourceWeb

•                  Previously announced accelerated trademark amortization expense of $10.2 million

•                  The negative impact of a previously announced change in accounting for derivative instruments of $7.5 million

•                  An increase in the reserve for sales adjustments that reduced HRS revenue by $3.4 million

•                  Favorable, offsetting income tax adjustments of $9.6 million

“In connection with our 2004 financial closing process, we identified adjustments beyond the previously announced restatement for accelerated trademark amortization that impacted the first three quarters of 2004,” Neve continued.  “These additional adjustments are primarily due to a correction in accounting for free rent, concessions and escalation clauses in leases, and also includes smaller corrections primarily related to accounting for international acquisitions,” Neve said.  “The total incremental pre-tax impact of these adjustments, including the previously announced accelerated trademark amortization, was $9.6 million, $10.9 million, and $10.7 million, for the first three quarters of 2004, respectively.  The impact of these additional adjustments on the fiscal years 2000 through 2003 is an after tax expense of approximately $5 million.  These adjustments will be reflected in the Form 10-K for 2004 when it is filed in the near future, and subsequently in our amended Form 10-Q filings for the first three quarters of 2004.”

Previously issued financial statements will require restatement and should no longer be relied upon.

“Now that we have closed the books on 2004, I am excited about our prospects in 2005,” Neve concluded.  “Our balance sheet, internal controls, and accounting policies and practices have been subjected to a very thorough review.  We continue to implement process improvements and new policies and disciplines to help us achieve our objective of timely, accurate financial reporting in the future.”

Guidance for 2005

Earnings per diluted share for 2005 are expected to be between $.68 and $.75, including a charge of approximately $.02 per diluted share in the first quarter for severance costs, and a $.01 per diluted share loss on interest rate derivatives which were sold in February 2005, described below.  We expect that HRS results will be boosted by the impact of anticipated rising interest rates, increased float balances, modest customer employment growth, higher prices, and strong customer retention.  In addition, operational impacts related to the sale of the SourceWeb business in December 2004 are expected to increase 2005 pre-tax HRS earnings by more than $10 million.  Comdata is expected to continue its strong growth trends in 2005.  Guidance does not include the possible impact of adopting the new accounting rules for expensing stock options, which would impact earnings by approximately $.06 per diluted share in the second half of the year.

As previously disclosed, the Company sold its interest rate related derivative instruments during the first quarter of 2005.  Cash proceeds from the sale were $21 million.  A loss on derivative instruments of $2.3 million will be recorded in the first quarter as these instruments were “marked to market” between the beginning of the year and their sale on February 4, 2005.  The Company continues to hold derivative instruments tied to fuel prices.  These derivative instruments expire at the end of the year.  Therefore, quarterly results for Comdata will be volatile as these contracts are “marked to market” at the end of each period, but for the full year, the gain or loss on derivatives included in Comdata’s results will be approximately equal to the cash flows related to these instruments.   A loss on derivatives of approximately $7.5 million related to Comdata’s fuel contracts will be recorded in the first quarter of 2005.  The cash payments made on the contracts during the first quarter were $0.4 million.

Total 2005 revenue is expected to be between $1,440 million and $1,480 million.  HRS revenue for the year is expected to be between $1,060 million and $1,085 million, up approximately 10 percent over 2004.  HRS margins are expected to improve to approximately 5 percent, including the first quarter charge and loss on derivatives.  New order growth is expected to accelerate throughout 2005, and end the year in double digits on a percentage basis.  Comdata revenue for 2005 is expected to be between $380 million and $395 million, up between 8 percent and 11 percent over 2004, with margins in the range of 30 percent to 32 percent.

Cash flow from operations is expected to be approximately $190 million, assuming that the impact of timing and cut-offs on working capital for the year is neutral.  Capital expenditures and depreciation and amortization are expected to be approximately $70 million and $85 million, respectively.  The $21 million of cash received from the sale of interest rate derivatives in February will be recorded as cash flow from investing activities, and therefore is not included in the projected cash flow from operations.

Revenue and earnings guidance by quarter follows.   Quarterly guidance does not attempt to predict, and does not include, any unrealized gain or loss related to the “mark to market” of Comdata’s derivative instruments.

First quarter diluted EPS is expected to be between $.15 and $.16 per share, including an approximate $.02 per diluted share charge for severance costs and a $.01 per diluted share loss on interest rate derivatives which were sold during the quarter.  HRS revenue is expected to be between $265 million and $270 million.  HRS margins, including the approximate pre-tax charge and derivative loss, are expected to be approximately 3 percent.  HRS orders for the first quarter of 2005 are expected to grow sequentially, and are expected to be up modestly compared to last year’s strong first quarter performance.  Comdata revenue is expected to be between $88 million and $90 million with margins of approximately 32 percent.

Second quarter diluted EPS is expected to be between $.15 and $.16 per share.  HRS revenue is expected to be between $255 million and $260 million with seasonally lower margins between

2 percent and 3 percent. Comdata revenue is expected to be between $97 million and $100 million, with margins of approximately 30 percent.

Third quarter diluted EPS is expected to be between $.15 and $.17 per share.  HRS revenue is expected to be between $255 million and $260 million with seasonally lower margins between 2 percent and 3 percent.  Comdata revenue is expected to be between $100 million and $105 million, with margins of approximately 31 percent.

Fourth quarter diluted EPS is expected to be between $.23 and $.26 per share.  HRS revenue is expected to be between $285 million and $295 million with seasonally higher margins of 10 percent to 11 percent.  Comdata revenue is expected to be between $95 million and $100 million, with margins of 31 percent to 32 percent.

2004 Form 10-K Filing

The Company is working diligently on completing its consolidated financial statements for the fourth quarter of 2004 and the fiscal year ended December 31, 2004, as well as restating prior year financial information, and will file its Annual Report on Form 10-K with the SEC as soon as practicable.  Amendments to the Quarterly Reports on Form 10-Q for the first three quarters of 2004 will be filed shortly thereafter.

As previously disclosed, the Company’s 2004 Form 10-K will not contain an unqualified opinion from KPMG LLP, our independent external accounting firm, on our internal control over financial reporting.  However, the Company does expect KPMG LLP will issue a clean, unqualified opinion on the financial statements contained in its 2004 Form 10-K.

Earnings Teleconference Webcast

Investors are invited to listen to a teleconference discussing the matters addressed in this press release, live via the Internet at 9:00 a.m. (EDT) on Tuesday, April 12, 2005.  The webcast can be accessed through the Investor Relations section of Ceridian’s website at www.ceridian.com.  A replay of the call will also be available at the same address beginning at 11:00 a.m. (EDT) on April 12, 2005.

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe.  Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and employee advisory programs.  Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian’s filings with the Securities and Exchange Commission, including matters arising from the SEC investigation, the change in SVS revenue recognition policy, the change in accounting for leases, derivative securities and other items, the investigation conducted by the Audit Committee, the pending shareholder litigation, the failure to timely comply with Section 404 of the Sarbanes-Oxley Act of 2002, volatility associated with Comdata’s fuel price derivative contracts and  those factors which are discussed in Ceridian’s Quarterly Report on Form 10-Q, for the quarter ended June 30, 2004, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.

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